EXHIBIT 10.1 Master Restricted Stock Award Agreement
PAYCHEX, INC.
2002 STOCK INCENTIVE PLAN
(as amended and restated effective October 12, 2005)
2007 MASTER RESTRICTED STOCK AWARD AGREEMENT
     1. Grant of Restricted Stock. This 2007 Master Restricted Stock Award Agreement (this “Award Agreement”) sets forth the terms and conditions of the Restricted Stock (the “Award”) granted to you by the Governance and Compensation Committee (the “Committee”) of the Board of Directors of Paychex, Inc. (the “Company”) under the Company’s 2002 Stock Incentive Plan, as amended and restated effective October 12, 2005 (the “Plan”), as described on your Award Notice. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference and made a part of this Award Agreement. The capitalized terms used in this Award Agreement are defined in the Plan.
     2. Restriction and Vesting.
          (a) Subject to the terms set forth in this Award Agreement and the Plan, unless earlier vested under Section 2(b) of this Award Agreement, provided you are still a full-time employee of the Company at that time, all of the Shares represented by the Award will vest on the fifth anniversary of the date of grant set forth on your Award Notice (a “Vesting Date”).
          (b) Notwithstanding Section 2(a) of this Award Agreement, for each of the following fiscal years of the Company, if the Company’s operating income, excluding interest on funds held for clients and excluding stock-based compensation expense, (“Operating Income”), for such fiscal year equals or exceeds the following target for such fiscal year, then, provided you are still a full-time employee of the Company at that time, one-third of the total number of Shares represented by the Award shall vest upon the confirmation by the Company of such fiscal year’s Operating Income (also a “Vesting Date”):

Fiscal Year	Target Operating Income
2007	$631,088,000
2008	$725,751,000
2009	$834,614,000
2010	$959,806,000
          (c) Unless the Committee determines otherwise, if your employment terminates for any reason, including, but not limited to, death, Disability or Retirement, before all of the Shares represented by the Award have vested, then the unvested Shares underlying the Award shall be forfeited and cancelled immediately.
     3. Book-Entry Registration. The Award initially will be evidenced by book-entry registration only, without the issuance of a certificate representing the Shares underlying the Award.
     4. Issuance of Shares. The Company shall, when that the conditions to vesting specified in Section 2 of this Award Agreement are satisfied, issue a certificate or certificates representing the Shares underlying the Award that have vested as promptly as practicable following the Vesting Date of such Shares.

     5. Rights as a Stockholder. Except as otherwise provided by this Section, you will have the rights of a stockholder with respect to the Shares underlying the Award, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such Shares from time to time and the right to vote (in person or by proxy) such Shares at any meeting of stockholders of the Company. Notwithstanding the foregoing, the dividends paid on any unvested Shares shall be retained by the Company and held in escrow, trust or similar manner, and shall only be paid to you upon the vesting of the underlying Shares to which the dividends relate; upon the forfeiture of any Shares represented by the Award, your right to the dividends paid on the underlying Shares which are forfeited shall also be forfeited.
     6. Restrictions on Transfer of Shares. The Award, and the right to vote the Shares underlying the Award and to receive dividends thereon, may not, except as otherwise provided in the Plan, be sold, assigned, transferred, pledged or encumbered in any way prior to the vesting of such Shares, whether by operation of law or otherwise, except by will or the laws of descent and distribution. After a Vesting Date, the vested Shares may be issued during your lifetime only to you, or after your death to your designated beneficiary, or, in the absence of such beneficiary, to your duly qualified personal representative.
     7. Withholding. The grant and the vesting of the Award is conditioned upon your making arrangements satisfactory to the Company for the payment to the Company of the amount of all taxes required by any governmental authority to be withheld and paid over by the Company or any Affiliate to the governmental authority on account of such grant or vesting. The payment of such withholding taxes to the Company may be made (i) by you in cash or by check, or (ii) by the Company or any Affiliate withholding such taxes from any other compensation owed to you by the Company or any Affiliate. Withholding of Shares for payment of tax withholdings is not permitted for any reason.
     8. Limitation of Rights. Neither the Plan, the granting of the Award, the Award Notice nor this Award Agreement gives you any right to remain in the employment of the Company or any Affiliate.
     9. Rights of Company and Affiliates. This Award Agreement does not affect the right of the Company or any Affiliate to take any corporate action whatsoever, including without limitation its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, Shares or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
     10. Plan Controls. In the event of any conflict among the provisions of the Plan and this Award Agreement, the provisions of the Plan will be controlling and determinative.
     11. Amendment. Except as otherwise provided by the Plan, the Company may only alter, amend or terminate the Award with your consent.
     12. Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.
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